SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2008

AMERITYRE CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA	000-50053	87-0535207
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

1501 Industrial Road, Boulder City, Nevada  89005

(Address of principal executive office)

Registrant's telephone number, including area code: (702) 294-2689

Copies to:

John C. Thompson, Esq.

John C. Thompson, LLC

1371 East 2100 South, #202

Salt Lake City, Utah 84105

Phone: (801) 363-4854

Fax: (801) 606-2855

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Amerityre Corporation today announced that it has hired Michael Kapral, effective March 31st as its Vice President of Marketing.  The press release announcement is attached hereto as an exhibit.

Mr. Kapral brings to Amerityre a broad range of capabilities acquired during an extensive 25 year career in the tire and tire products industry.  From 2001 to 2008, he has been the General Manager of the Tire Division at Carpenter Company in Richmond, Virginia.  Prior to that, from 1995 to 2001, he was Territory Manager for Bridgestone Firestone Tire. Mr. Kapral’s experience includes tire fill material manufacture and sales, retread manufacturing operations and consumer retail tire sales in tire product areas ranging from medium truck tires to off-the-road tires.  He began his career working for his father in their retread shop, later moving into retail sales in their four store tire business located in Southern New York State.

In connection with Mr. Kapral’s employment, we have entered into an employment agreement that includes a base salary of $150,000 per year, with a potential cash performance bonus of up to 50% of his base salary based on the Company meeting or exceeding certain financial performance targets.  The agreement also includes an award of 75,000 options for the purchase of shares of our common stock exercisable at $2.02 for five years, with 25,000 of the options vesting on March 31, 2009, 25,000 options vesting on March 31, 2010 and 25,000 options vesting on March 31, 2011.  The term of the agreement is three years.

There are no arrangements or understandings between Mr. Kapral and any other person pursuant to which he was selected as Vice President of Marketing.

Item 9.01 Financial Statements and Exhibits

Exhibit 99 - Press Release dated April 1, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated:  April 1, 2008

AMERITYRE CORPORATION

By: /S/ Gary N. Benninger

Gary N. Benninger

Chief Executive Officer